EXHIBIT 99.1

Shire Pharmaceuticals Group plc Hampshire International Business Park, Chineham, Basingstoke RG24 8EP UK Tel +44 1256 894000 Fax +44 1256 894708 http://www.shire.com
Embargoed until 20 July 2004 - 2amEST / 7amBST

FOSRENOL®: FDA ACTION DATE EXTENDED, US LAUNCH TARGET UNAFFECTED

Basingstoke, UK – 20 July 2004 – Shire Pharmaceuticals Group plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) announces a change in the date of the expected US approval for FOSRENOL® (lanthanum carbonate) but the Company expects no change to its targeted 2004 launch timing and is proceeding with all pre-launch activities.

This announcement follows the receipt of a letter from the United States Food & Drug Administration (FDA) indicating a 90 day extension to the review period to complete evaluation of new data relating to the formulation and dosage strengths, submitted this month by Shire at the request of FDA.

No concerns are raised in this letter about clinical safety or efficacy.

The original action date was to be July 26th 2004. The extension of the review moves the final action date and anticipated approval to October 26th 2004. Labelling discussions for the product will take place in parallel during this 90-day period.

The regulatory authorities in Sweden approved FOSRENOL® in March this year. Further European approvals are expected by the end of 2004.

Matthew Emmens, Shire’s Chief Executive commented:

“Our constructive discussions and positive relationship with the FDA give us confidence that this final stage of review and concurrent labelling talks will mean we should be able to make this product available, as planned, in the US in December this year. In the FDA’s letter there were no issues raised about clinical safety or efficacy. We are proceeding with all pre-launch activities including manufacturing; market preparation and sales force readiness.”

Dr Eliseo Salinas, Shire’s Chief Scientific Officer said:

“FOSRENOL® has been extensively studied. Nearly 2,000 patients have been involved in clinical trials, with some of these patients followed for more than four years. In these trials, the drug continued to demonstrate efficacy and good tolerability with long-term use.”

FOSRENOL® (lanthanum carbonate) is a novel phosphate binder that reduces high blood levels of phosphorus in End-Stage Renal Disease (ESRD) patients on dialysis.

For further information please contact:

Investor Relations
Cléa Rosenfeld	+44 1256 894 160

Media
Jessica Mann	+44 1256 894 280

Notes to editors

Lanthanum carbonate (FOSRENOL®)
FOSRENOL works by binding to dietary phosphate in the GI tract; once bound, the FOSRENOL/phosphate complex cannot pass through the intestinal lining into the blood stream and is eliminated from the body. As a consequence, overall phosphate absorption from the diet is decreased significantly. Shire has conducted an extensive clinical research programme for FOSRENOL involving nearly 2000 patients, some of whom have been treated for more than four years. This programme has demonstrated that FOSRENOL is an effective phosphate binder with a proven safety profile for long-term use.

Hyperphosphataemia and its consequences
Chronic kidney failure is complicated by hyperphosphataemia – high phosphate levels in the blood – caused by the inability of the kidneys (and dialysis) to filter out excess phosphate from food. Even with a low-phosphate diet as many as 80% of Europe’s 225,000 and the United States’ 269,000 dialysis patients develop hyperphosphataemia1,3 and need treatment with a phosphate-binder. The most well-known consequences of hyperphosphataemia are a range of bone diseases which can cause bone pain, skeletal deformities and fractures. Hyperphosphataemia is also associated with the development of cardiovascular disease, which accounts for nearly 50% of all deaths in dialysis patients2. Ironically, currently available phosphate binders – although they help control phosphate levels – can worsen these complications. Aluminium-based phosphate binders are associated with severe bone toxicity while calcium-based binders contribute to cardiovascular disease by promoting the deposition of hard calcium deposits (calcification) in the heart and blood vessels

References:
Numbers of patients on dialysis broadly equates to patients with end stage kidney disease. Source: Market Research, Insight International, Dec 01/Jan 02
1.3. USRDS 2002 Annual Data Report: Atlas of End-Stage Renal Disease in the United States, National Institutes of Health, National Institute of Diabetes and Digestive and Kidney Diseases, Bethesda, MD, 2002, page 44.
2. Davies MR, Hruska K. Pathophysiological mechanisms of vascular calcification in end-stage renal disease. Kidney Int. 2001 Aug; 60(2): 472-9

Shire Pharmaceuticals Group plc
Shire Pharmaceuticals Group plc (Shire) is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently focuses on developing projects and marketing products in the areas of central nervous system (CNS), gastrointestinal (GI), and renal diseases. Shire has operations in the world’s key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For further information on Shire, please visit the Company’s website: www.shire.com

THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization, the impact of competitive products, including, but not limited to, the impact on Shire’s Attention Deficit & Hyperactivity Disorder (ADHD) franchise, patents, including but not limited to, legal challenges relating to Shire’s ADHD franchise, government regulation and approval, including but not limited to the expected product approval dates of lanthanum carbonate (FOSRENOL® ), methylphenidate (METHYPATCH®), anagrelide hydrochloride (XAGRID®), carbamazepine (BIPOTROL®) mesalamine (PENTASA® 500mg) and the adult indication for extended release mixed amphetamine salts (ADDERALL XR® ), the implementation of the planned reorganization and other risks and uncertainties detailed from time to time in Shire’s filings with the Securities and Exchange Commission.